Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GLYCOMIMETICS, INC.

GlycoMimetics, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),

DOES HEREBY CERTIFY,

FIRST: That the name of the Corporation is GlycoMimetics, Inc. and that the Corporation was originally incorporated pursuant to the Delaware General Corporation Law on April 4, 2003 under the name GlycoMimetics, Inc.

SECOND: That the Board of Directors of the Corporation and the Stockholders of the Corporation duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of the Corporation, as amended through the date hereof in the form set forth below, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

THIRD: That the Stockholders of the Corporation have approved this Amended and Restated Certificate of Incorporation.

ARTICLE I

The name of the Corporation is GlycoMimetics, Inc.

ARTICLE II

The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 130,601,021, of which 70,258,276 of such shares are designated as common stock having a par value of $0.001 per share (“Common Stock”), and 60,342,745 of such shares are designated as preferred stock, having a par value of $0.001 per share (“Preferred Stock”) all of which shall be designated as “Series A-1 Convertible Preferred Stock.” The Common Stock and the Series A-1 Convertible Preferred Stock shall have the respective designations, rights, preferences, powers, qualifications, privileges, limitations and restrictions set forth below in Article V for such stock.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Amended and Restated Certificate of Incorporation of the Corporation, each ten (10) shares of the

Corporation’s Common Stock (“Old Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock of the Corporation (“New Common Stock”) without any further action by the Corporation or the holder thereof, subject to the treatment of fractional shares interests as described below (the “Reverse Stock Split”). No fractional shares of New Common Stock or certificates representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Unless waived, stockholders who otherwise would be entitled to receive fractional shares of New Common Stock shall be entitled to receive cash (without interest) from the Corporation in lieu of such fractional share interests, upon receipt by the Corporation of the stockholder’s surrendered Old Certificates (as defined below), in the amount equal to such fraction multiplied by the fair market value of one share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock (“Old Certificates”), shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

ARTICLE V

The relative designations, rights, preferences, powers, qualifications, privileges, limitations and restrictions granted to or imposed upon Common Stock and Preferred Stock are as set forth below.

A.	Common Stock.

1. Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of each class and series of the Preferred Stock as set forth herein or in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

2. Dividends. Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Common Stock shall be entitled to receive dividends, out of any assets legally available for the payment of dividends thereon, but only if, when and as declared by the Board of Directors of the Corporation.

3. Dissolution, Liquidation, Winding Up. In the event of any Liquidation Event (as defined in Section 4D of Article V(B) of this Amended and Restated Certificate of Incorporation), the assets of the Corporation shall be distributed as provided in Section 4 of Article V(B) of this Amended and Restated Certificate of Incorporation.

4. Voting Rights. Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Holders of Common Stock shall also have the right to elect directors of the Corporation as set forth in Section 2B of Article V.

5. Increase in Shares. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

B.	Preferred Stock.

1. Relative Rights. Each share of Series A-1 Convertible Preferred Stock shall have the same relative rights as and be identical in all respects to all the other shares of Series A-1 Convertible Preferred Stock.

2. Voting.

2A. General. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which the shares of Preferred Stock held by such holder are then convertible, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Except as provided by law or by the other provisions of this Amended and Restated Certificate of Incorporation, holders of the Preferred Stock shall vote together with the holders of Common Stock as a single class.

2B. Board Seats. As long as any shares of Series A-1 Convertible Preferred Stock remain outstanding, the holders of such shares shall be entitled to elect five (5) directors of the Corporation at any election of directors. The holders of outstanding Common Stock shall be entitled to elect two (2) directors of the Corporation at any election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and on an as-converted basis) shall be entitled to elect any remaining directors of the Corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

3. Dividends.

3A. Series A-1 Convertible Preferred Stock. The holders of shares of Series A-1 Convertible Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets legally available therefor, prior and in preference to any declaration of payment of any dividend (payable other than in Common Stock) on any other series or class of capital stock of the Corporation (including the Common Stock), at the rate of $0.1015 per share per annum (subject to appropriate adjustments to reflect any stock split, stock dividend, combination, subdivision, recapitalization or similar event). Such dividends shall not be cumulative. The holders of Series A-1 Convertible Preferred Stock shall be deemed to have waived any dividends that such holders shall be entitled to receive under this Section 3 upon the affirmative vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock at the time of the declaration of such dividend (voting as a single class).

3B. Additional Dividends. After payment of the dividends specified in Section 3A, additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then-effective conversion rate.

4. Liquidation Preference.

4A. Liquidation Preferences. In the event of any Liquidation Event (as defined below), the holders of the shares of Series A-1 Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of any other series or class of capital stock of the Corporation (including, without limitation, the Common Stock), by reason of their ownership thereof, an amount equal to the greater of (i) an amount per share equal to the Original Issue Price (as defined below) plus an amount equal to all declared but unpaid dividends thereon, or (ii) an amount per share equal to the amount per share such holder would have received upon a Liquidation Event had each holder of Series A-1 Convertible Preferred Stock converted such shares into Common Stock pursuant to Section 6 immediately prior to the Liquidation Event (the greater of (i) or (ii), the “Series A-1 Liquidation Amount” applicable to such share). If upon any Liquidation Event, the assets and funds thus to be distributed to the holders of the Series A-1 Convertible Preferred Stock shall be insufficient to permit payment to such holders of the full Series A-1 Liquidation Amount owed to such holders on all shares of Series A-1 Convertible Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of shares of Series A-1 Convertible Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Section 4A(1). For purposes of this Amended and Restated Certificate of Incorporation, “Original Issue Price” shall mean $1.2686 per share for each share of Series A-1 Convertible Preferred Stock (subject to appropriate adjustment to reflect any stock split, stock dividend, combination, subdivision, recapitalization or similar corporate event with respect to such series of Preferred Stock).

4B. Upon any Liquidation Event, immediately after the holders of Series A-1 Convertible Preferred Stock have been paid in full pursuant to Section 4A above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the shares of Common Stock in proportion to the number of shares of such stock owned by each such holder.

4C. The Corporation shall use its reasonable best efforts to provide each holder of record of Series A-1 Convertible Preferred Stock written notice of any Liquidation Event, stating the Series A-1 Liquidation Amount(s) applicable to the shares of Series A-1 Convertible Preferred Stock held by such holder and the manner in which the payments of such Series A-1 Liquidation Amount shall be made, not less than 20 days prior to the stockholders’ meeting called to approve such Liquidation Event, or 20 days prior to the closing of such Liquidation Event, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

4D. For purposes of this Section 4, the following events shall be deemed a “Liquidation Event,” whether occurring in one transaction or a series of related transactions, unless the holders of a majority of the then-outstanding Preferred Stock (voting together as a single class and on an as-converted basis) elect otherwise by written notice: (w) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (x) the consolidation or merger of the Corporation into or with any other entity or entities (other than a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity or its parent in any case in substantially the same relative proportions as held immediately prior to such merger or consolidation), (y) the sale or transfer (or other disposition) by the Corporation of all or substantially all its assets, or (z) the sale, exchange or transfer by the Corporation’s stockholders, in a single transaction or series of related transactions, of capital stock to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities or pursuant to one or more customary venture capital financings by the Corporation approved by holders of a majority of the then-outstanding Preferred Stock (voting together as a single class and on an as-converted basis)) if, after such closing, such person or group of affiliated persons would hold a majority of the combined voting power of all classes of stock of the Corporation (or its successor); provided, however, that the occurrence of any event listed in (w), (x), (y) or (z) shall not be deemed a Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such event.

4E. Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation; provided that to the extent such distribution is comprised of securities which are not subject to restrictions on free marketability and which are of a class for which there is a public market, such securities shall be valued as follows: (1) if traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and (2) if traded over the counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) days prior to the closing of such Liquidation Event.

4F(1). The Corporation shall not have the power to effect a Liquidation Event referred to in Section 4A unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4A and 4B.

4F(2). In the event of a Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within 90 days after such Liquidation Event, then (i) the Corporation shall send a written notice (the “Corporation Notice”) to each holder of Preferred Stock no later than the 90th day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of a majority of the then-outstanding shares of Preferred Stock (voting together as a single class and on an as-converted basis) so request in a written instrument delivered to the Corporation (“Redemption Election”) not later than 120 days after such Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amount in effect for each such series of Preferred Stock. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts, and in the respective priorities, which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 4F(2), the Corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event.

4F(3). The Corporation Notice shall be given by the Corporation by mail, postage prepaid, or by facsimile transmission to non-U.S. residents, to each holder of record (at the close of business on the business day next preceding the day on which the Corporation Notice is given) of shares of Preferred Stock. Within twenty (20) days after receipt of a Redemption Election under Section 4F(2), the Corporation shall notify the holders of Preferred Stock of the redemption specifying the Available Proceeds and the date on which the applicable Liquidation Amounts shall be payable, which shall be no more than thirty (30) days after the Company’s receipt of the Redemption Election. From and after the close of business on the date on which the applicable Liquidation Amounts are distributed to the holders of the Preferred Stock in full, all rights of holders of shares of Preferred Stock shall cease, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Upon receipt of the applicable Liquidation Amount in full, such Preferred Stock shall be cancelled and shall not under any circumstance be reissued; and the Corporation may from time to time take such appropriate corporate actions as may be necessary to reduce accordingly the number of authorized shares of Preferred Stock as applicable.

4G. In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4A and 4B as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4A and 4B after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5. Restrictions.

5A. Preferred Stock. So long as an aggregate of at least 5,000,000 shares of Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, combinations, subdivisions, reorganizations and similar events), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or this Certificate of Incorporation, this Corporation shall not, by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent) of the holders of a majority of the then-outstanding shares of Preferred Stock (voting together as a single class, and on an as-converted basis):

(1) Consent to or consummate any Liquidation Event;

(2) Consent to or consummate (i) any liquidation, dissolution or winding up of any Subsidiary, (ii) any sale, transfer or other disposition by any Subsidiary of all or substantially all its assets, (iii) any merger or consolidation of any Subsidiary with or into another entity (other than the Corporation or a direct or indirect wholly owned subsidiary of the Corporation), or (iv) any transfer of any securities of any Subsidiary (other than to a direct or indirect wholly owned subsidiary of the Corporation) in each case unless the Board of Directors resolves at a duly-called meeting or duly consents in writing that such transaction is not material to the Corporation and its Subsidiaries taken as a whole;

(3) Amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or By-laws or take any other action to adversely affect, alter or change the powers, preferences, or special rights of the shares of Preferred Stock, to increase or decrease the aggregate number of authorized shares of Preferred Stock (or any series thereof) or to increase or decrease the par value of the shares of Preferred Stock;

(4) Authorize or issue, or obligate itself to issue, any other equity security including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, any series of the Preferred Stock with respect to liquidation preference, voting, dividends, redemption or otherwise;

(5) Except as otherwise provided in Section 4F, purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock of the Corporation, except for: (i) the payment, in accordance with the provisions of this Amended and Restated Certificate of Incorporation, of dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock; and (ii) shares of Common Stock repurchased from employees or consultants at the original issue price thereof or, if approved by the Corporation’s Board of Directors, at such higher price as specifically provided for in an agreement pursuant to which such shares were originally issued (in each case not to exceed $10,000 in any 12-month period);

(6) Incur indebtedness for borrowed money with a maturity greater than six months and in excess of $250,000 (whether individually or in the aggregate), other than trade credit incurred in the ordinary course of business, which has not been approved by the Corporation’s Board of Directors;

(7) Increase the number of Reserved Employee Shares (as defined in Section 8 hereof);

(8) Consent to or consummate any transaction between the Corporation or any Subsidiary, and any Related Party, which is not in the ordinary course of business and which has not been approved by the Corporation’s Board of Directors (including approval of the disinterested members of the Corporation’s Board of Directors); or

(9) Enter into any type of transaction that in the judgment of the Board of Directors results in a change of ownership of substantially all of the intellectual property of the Corporation (other than non-exclusive licenses).

5B. Series A-1 Convertible Preferred Stock. So long as at least twenty-five percent (25%) of the shares of Series A-1 Convertible Preferred Stock issued pursuant to that Series A-1 Convertible Preferred Stock Purchase Agreement dated on or about the Filing Date (as defined below), as amended from time to time (the “Series A-1 Purchase Agreement”) remain outstanding (as adjusted for stock splits, stock dividends, combinations, subdivisions, reorganizations and similar events), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A-1 Convertible Preferred Stock shall be necessary for effecting any amendment, alteration or repeal of any provisions of the Certificate of Incorporation or Bylaws of the Corporation that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of the Series A-1 Convertible Preferred Stock (whether by merger, consolidation or otherwise) so as to effect the Series A-1 Convertible Preferred Stock adversely and in a manner different than any future series of Preferred Stock (it being understood that the Series A-1 Convertible Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-a-vis other series of Preferred Stock).

6. Conversion. The holders of shares of Preferred Stock shall have the following conversion rights:

6A. Right to Convert. Subject to the terms and conditions of this Section 6, the holder of any share or shares of Preferred Stock shall have the right, at the option of the holder thereof, at any time after the date of issuance of such share, to convert any such shares of Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Preferred Stock and upon any redemption of the Preferred Stock pursuant to Section 4F, the right of conversion of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the right of conversion for such shares shall continue until such price is paid in full) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of such series of Preferred Stock so to be converted by the Original Issue Price for such series and (ii) dividing the result by the applicable Conversion Price for such series (as defined below). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Preferred Stock, as applicable, into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holder) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. Notwithstanding any other provisions hereof, if a conversion of Preferred Stock is to be made in connection with any transaction affecting the Corporation, the conversion of any shares of

Preferred Stock, may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated, subject in all events to the terms hereof applicable to such transaction. For purposes of this Section 6B, the applicable “Conversion Price” for the Series A-1 Convertible Preferred Stock shall initially be $1.2686 per share, provided, however, that upon the occurrence of a Subsequent Closing (as defined in the Series A-1 Purchase Agreement) in connection with which the Board of Directors increases the number of Reserved Employee Shares, the applicable Conversion Price for the Series A-1 Convertible Preferred Stock shall be an amount per share, rounded to four decimals, calculated as follows (subject to appropriate adjustment to reflect any stock split, stock dividend, combinations, subdivision, recapitalization or similar event): Conversion Price = (A) Pre-Money Valuation (as defined in the Series A-1 Purchase Agreement) divided by (B) the sum of (i) Pre-Money Capitalization (as defined in the Series A-1 Purchase Agreement) plus (ii) Additional Reserved Employee Shares (as defined in the Series A-1 Purchase Agreement). The applicable Conversion Price shall be subject to adjustment as provided in Section 6D below.

6B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 6A and the surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall, as soon as practicable thereafter, issue and deliver, or cause to be issued and delivered, to the holder of such certificate or certificates, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the applicable Conversion Price shall be determined as of immediately prior to the close of business on the date on which such certificate or certificates shall have been surrendered, and at such time the rights of the holder appurtenant to such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby as of such date. Notwithstanding anything to the contrary in this Section 6B, if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon such conversion shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 6C. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares for any such series of Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6C. Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of Preferred Stock into Common Stock. No payment or adjustment shall be made upon any such conversion with respect to any cash dividends previously payable on the Common Stock issued upon such conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall at the option of such holder be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, if any, any fractional shares of Common Stock would, except for the provisions of the first sentence of this Section 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined in good faith by the Board of Directors of the Corporation. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6A exceeds the number of shares of Preferred Stock so converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

6D. Adjustment of Conversion Price Upon Issuance of Common Stock. Except as otherwise expressly provided elsewhere herein, if, at any time after the date the filing of this Amended and Restated Certificate of Incorporation is accepted by the Secretary of State of the State of Delaware (the “Filing Date”), the Corporation shall issue or sell in any manner, or is, in accordance with Sections 6D(1) through 6D(7), deemed to have issued or sold, any shares of Common Stock without consideration or for a consideration per share less than the applicable Conversion Price for a series of Preferred Stock in effect (such sale or issuance, a “Dilutive Issuance”) immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the applicable Conversion Price for such series of Preferred Stock (if it is a Dilutive Issuance) in effect immediately prior to such issuance or sale shall be adjusted to a price determined by multiplying such applicable Conversion Price immediately prior to such issue or sale by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock issued, or deemed issued pursuant to Sections 6D(1), 6(D)(2) or 6(D)(4), in the applicable Dilutive Issuance. For purposes of this Section 6D, the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock and (3) Common Stock issuable upon exercise of outstanding Options (as defined below) or other Convertible Securities (as defined below) and shares described in (1) through (3) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. Except to the limited extent provided for in Sections 6D(2) and 6D(3), no adjustment of any applicable Conversion Price pursuant to this Section 6D (including any adjustments made to the provisions of Sections 6D(1) to 6D(7), shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment. Additionally, for any adjustment made pursuant to this Section 6D (including any adjustments made pursuant to the provisions of Sections 6D(1) to 6D(7)), no adjustment of any applicable Conversion Price shall be made in an amount less than one one-hundredth of one cent ($0.0001) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward.

For purposes of this Section 6D, the following Sections 6D(1) to 6D(7) shall also be applicable:

6D(1) Issuance of Rights or Options. In case at any time the Corporation shall in any manner after the Filing Date grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the applicable Conversion Price for each series of Preferred Stock in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share (determined as set forth immediately above) as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 6D(3), no adjustment of an applicable Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

6D(2) Issuance of Convertible Securities. In case the Corporation shall in any manner after the Filing Date issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share (determined as set forth immediately above) as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in Section 6D(3), no adjustment of an applicable Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of an applicable Conversion Price have been or are to be made pursuant to Section 6D(1), no further adjustment of such applicable Conversion Price shall be made by reason of such issue or sale.

6D(3) Change in Option Price or Conversion Rate. If the exercise price provided for in any Option, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Security or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the applicable Conversion Price which would have been in effect at the time of such event shall forthwith be adjusted (in each case by an amount equal to not less than one one-hundredth of one cent ($0.0001)) to the applicable Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed exercise price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the applicable Conversion Price then in effect hereunder shall forthwith be increased to the applicable Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

6D(4) Stock Dividends. In the event that the Corporation shall at any time or from time to time after the Filing Date declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to Section 6F), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

6D(5) Consideration for Stock. In the event that the Corporation shall, at any time after the Filing Date, issue or sell any shares of Common Stock, Options or Convertible Securities for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

6D(6) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

6D(7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 6D.

6D(8) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then-outstanding shares of Preferred Stock agreeing that no such adjustment shall be made as the result of the Dilutive Issuance.

6E. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of any Conversion Price with respect to the granting or the issuance of (i) the Series A-1 Convertible Preferred Stock issued pursuant to the Purchase Agreement, or the Common Stock issuable upon conversion of such Series A-1 Convertible Preferred Stock, (ii) restricted stock, stock options or warrants that qualify as Reserved Employee Shares (as defined in Section 8 hereof), (iii) any shares of Common Stock pursuant to options, rights or warrants previously granted, outstanding or issued prior to the Filing Date (including, without limitation, those certain warrants for the purchase of approximately 2,032,858 shares of the Corporation’s Common Stock (as equitably adjusted for stock splits, stock dividends, stock combinations, recapitalizations and the like) issued by the Corporation in July 2008, January 2009 and June 2009 in connection with the issuance of Convertible Promissory Notes in the aggregate principal amount of approximately $15,315,525), (iv) securities issued pursuant to the acquisition of another bona fide commercial operating entity by the Corporation or any of its Subsidiaries by merger or purchase by the Corporation or any of its Subsidiaries of all or substantially all the stock or assets of another bona fide commercial operating entity, provided such acquisition was approved by the Board of Directors of the Corporation, (vi) securities or rights to acquire securities issued pursuant to a firm-commitment underwritten public offering registered under the Securities Act, (vii) securities (or the issuance of Common Stock upon the exercise of any such securities) issued in connection with any equipment, bank loan, lease or other debt financing (other than primarily for equity financing purposes) approved by the Board of Directors of the Corporation, and (viii) any securities issued in connection with a strategic partnership, joint venture or other similar agreement (other than primarily for equity financing purposes), provided that such is approved by the Board of Directors.

6F. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, each applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, each applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6G. Reorganization or Reclassification. If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other similar transaction that does not constitute a Liquidation Event pursuant to Section 4D above (any such transaction being referred to herein as an “Organic Change”) shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and appropriate provisions shall be made by the Corporation (in form and substance reasonably acceptable to the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis) whereby each holder of share(s) of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the share(s) of Common Stock immediately theretofore receivable upon the conversion of such share(s) of Preferred Stock, such shares of stock, securities or assets as would have been issued or payable, in connection with such Organic Change, to a holder of the number of shares of Common Stock equal to the number of shares of Common Stock that would have been received by the holder of Preferred Stock had he, she or it converted his, hers or its share(s) of Preferred Stock into shares of Common Stock immediately prior to such Organic Change.

6H. Notice of Adjustment. Upon any adjustment of an applicable Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of shares of Preferred Stock, as applicable, at the address of such holder as shown on the books of the Corporation, which notice shall state the applicable Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

6I. Other Notices. In case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall use its reasonable best efforts to give, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

6J. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than each applicable Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

6K. No Reissuance. Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

6L. Issue Tax. To the extent permitted by applicable law, the issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

6M. Definition of Common Stock. As used in this Section 6, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, par value $0.001 per share, as constituted as of the effectiveness of this Amended and Restated Certificate of Incorporation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 6G.

6N. Mandatory Conversion. All outstanding shares of Preferred Stock shall automatically convert to shares of Common Stock (1) as of the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis, or (2) at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock in which (i) the aggregate net proceeds from such offering to the Corporation shall be at least $36,000,000 and (ii) the price paid by the public for such shares shall be at least $3.80 per share (appropriately adjusted for stock splits, stock dividends, stock combinations, recapitalizations and the like) (a “Qualified Public Offering”), in which case effective upon the closing of the sale of such shares by the Corporation pursuant to such Qualified Public Offering, all outstanding shares of Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this Section 6 (but without regard to the procedural provisions of Section 6A or the provisions of Section 6B). Holders of shares of Preferred Stock which are automatically converted pursuant to this Section 6N may deliver to the Corporation at its principal office during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with payment in lieu of fractional shares to which such holder may be entitled pursuant to this Section 6 (provided that the aggregation provisions of Section 6B shall apply to such issuance and payment).

7. Reserved.

8. Definitions. As used herein, the following terms shall have the following meanings:

8A. The term “Fair Market Value” shall mean an amount equal to the fair market value of a share of Series A-1 Convertible Preferred Stock, as applicable (giving effect to the value of the rights and preferences of such shares as herein provided), determined as follows: the Board of Directors shall endeavor in good faith to agree to the fair market value of a share of Series A-1 Convertible Preferred Stock. If they are unable to do so within twenty (20) days after the occurrence of an event giving rise to a need to determine that fair market value, an unaffiliated nationally recognized investment banking firm chosen by the Corporation and approved by a majority of the members of the Board of Directors shall calculate such value. In all events, the fees and expenses of any such investment banking firms shall be paid by the Corporation.

8B. The term “Investor Rights Agreement” shall mean the Second Amended and Restated Investor Rights Agreement dated on or about the date hereof between the Corporation and the Investors named therein, as amended from time to time.

8C. The term “Related Party” shall mean any employee, officer, or director of the Corporation or member of any such employee, officer or director’s immediate family, or any corporation, partnership or other entity in which any of the foregoing individuals is an officer, director or partner, or which any of the foregoing individuals has significant ownership interests or otherwise controls.

8D. The term “Reserved Employee Shares” shall mean shares of Common Stock and options, warrants and other rights to acquire Common Stock, and the Common Stock issued pursuant to such options, warrants and other rights (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like) issued under the Corporation’s 2003 Stock Incentive Plan, as adopted and approved by the Board of Directors of the Corporation, as amended from time to time, not to exceed in the aggregate 4,829,003 (appropriately adjusted for stock splits, stock dividends, combinations, reorganizations and the like). Subject to the provisions of clause (7) of Section 5 hereof, the number of Reserved Employee Shares may be increased by vote or written consent of the Board of Directors.

8E. The term “Subsidiary” shall mean any corporation, partnership, trust or other entity of which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time a majority of the outstanding shares of every class of equity security of such corporation, partnership, trust or other entity.

9. Certificates. Upon the surrender of any certificate representing shares of Preferred Stock at the principal office of the Corporation or at the office of any transfer agent of the Corporation for shares of Preferred Stock or at such other place as may be designated by the Corporation, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the surrendered certificate.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General

Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the Delaware General Corporation Law permits the Corporation to provide indemnification) through provisions in its Bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law, with respect to actions for breach of duty to this corporation, its stockholders and others. Any amendment, repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to, any acts or omissions of such director occurring prior to such amendment, repeal or modification.

ARTICLE VII

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Unless and except to the extent that the Bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors

ARTICLE VIII

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths ( 3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law and subject to Section 5 of Article V(B), the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE X

Subject to Section 5 of Article V(B), the Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X.

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FOURTH: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.

FIFTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the undersigned, being the President and Chief Executive Officer of the Corporation, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Amended and Restated Certificate of Incorporation on this 20th day of October, 2009.

/s/ Rachel K. King

Rachel K. King
President and Chief Executive Officer